Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Jay S. Moore
Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Third Quarter Results

(Bassett, Va.) – October 3, 2013– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended August 31, 2013.

Fiscal 2013 Third Quarter Highlights

●	Consolidated sales of $77.2 million for the third quarter of 2013 increased 20% as compared to the third quarter of 2012;
●	Operating profit for the quarter was $0.8 million which was flat compared to the prior year quarter;
●	Wholesale sales increased 18% compared to the prior year quarter;
●	Company-owned store delivered sales increased 12% compared to the prior year quarter, which included a 3.9% increase from the 50 comparable stores; and
●	Pre-tax income for the quarter was $0.6 million versus $0.5 million for the prior year quarter.

On a consolidated basis, the Company reported net sales for the third quarter of 2013 of $77.2 million as compared to $64.4 million for the third quarter of 2012, an increase of $12.7 million or 20%. Operating income for the quarter was $0.8 million, or 1.1% of sales, which was flat as compared to the prior year quarter. The Company reported net income of $0.6 million or $0.05 per diluted share for the third quarter of 2013 compared to net income of $2.4 million or $0.21 per diluted share in the third quarter of 2012. The prior year quarter included a $1.9 million tax benefit as a result of favorable provision to return adjustments related to the 2011 Federal income tax return and the release of a portion of the valuation allowance against certain deferred tax assets.

“In reviewing our 2013 third quarter, we are pleased to have posted our fourth consecutive quarter of double digit revenue growth,” commented Robert H. Spilman, Jr., President and CEO. “Our multi-pronged sales strategy continues to bear fruit as we leverage our high level of service and logistics competencies over a broader spectrum of distribution. While we experienced modest increases in wholesale shipments to our retail network in the quarter, we again gained share with independent furniture dealers and in our juvenile products division. Also, shipments to our open market HGTV dealer network met our internal goals for the period.

“Conversely, although our operating income increased marginally for the quarter, we still have work to do in our efforts to bolster our bottom line, particularly during our fiscal third quarter which is historically our toughest reporting period”, added Spilman. “The seasonality of summer retail furniture sales continues to challenge our retail network. We incurred additional operating expenses during the period in conjunction with the ongoing migration to a new retail operating system. This large project ($3 million in capital) will be completed by the end of November 2013. Further, our wholesale wood division suffered margin erosion as we continued to discount certain wood inventories, as discussed at the end of the second quarter. Finally, the final settlement of litigation associated with a vendor surrounding a 2006 product recall did not end favorably, resulting in $400k of expenses. Despite these factors, we remain focused and optimistic that we will continue to further improve our operating results as we move forward.”

Wholesale Segment

Net sales for the wholesale segment were $52.9 million for the third quarter of 2013 as compared to $44.8 million for the third quarter of 2012, an increase of $8.1 million or 18%. Wholesale shipments to the open market (outside the Bassett Home Furnishings store network) increased 57% and shipments to the Bassett Home Furnishings store network increased by 0.5% compared to the prior year quarter. Gross margins for the wholesale segment were 32.2% for the third quarter of 2013 as compared to 31.7% for the third quarter of 2012. This increase was primarily due to increased margins in the upholstery operations as increased sales volumes provided greater leverage of fixed costs partially offset by lower wood margins due to product mix and increased discounting of discontinued product. Wholesale SG&A increased $2.2 million to $14.7 million for the third quarter of 2013 as compared to $12.5 million for the third quarter of 2012. Included in wholesale SG&A is $0.4 million of increased legal costs due primarily to the unfavorable settlement of litigation associated with a vendor surrounding a 2006 product recall. SG&A as a percentage of sales decreased to 27.7% as compared to 27.9% for the third quarter of 2012. Operating income was $2.4 million or 4.5% of sales as compared to $1.7 million or 3.8% of sales in the prior year quarter.

“Once again, our wholesale segment was able to leverage strong growth to improve profitability,” continued Spilman. “Our upholstery and wood segments both posted growth rates of 18% for the period. At the divisional level, upholstery operating profit grew by 37% while inventory reductions in the wood division limited divisional operating improvement to 2% compared to last year’s third quarter. Also noteworthy in our wholesale division for the quarter was the change in our mix. This year 39% of our wholesale shipments went to open market customers compared to 30% last year. Our focus on gaining market share outside of our stores is gaining momentum through independent Bassett dealers, our juvenile division, and our open market HGTV HOME accounts.”

Retail Segment

Net sales for the 55 Company-owned stores were $46.2 million for the third quarter of 2013 as compared to $41.2 million for the third quarter of 2012, an increase of $5.1 million or 12%. The increase was comprised of a $1.6 million or 3.9% increase in comparable store sales and a $3.5 million increase in non-comparable store sales.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 0.3% for the third quarter of 2013 as compared to the third quarter of 2012.

The consolidated retail operating loss for the third quarter of 2013 was $1.5 million, which was comparable to the loss recorded for the third quarter of 2012. The 50 comparable stores generated an operating loss of $0.8 million for the quarter, or 1.9% of sales, as compared to $1.3 million or 3.3% of sales for the prior year quarter. Gross margins improved to 48.3% compared to 47.5% in the prior year quarter due primarily to improved pricing strategies and lower levels of clearance sales. SG&A expenses increased $0.6 million due primarily to higher sales volumes. SG&A expenses were 50.2% of sales for the current year quarter compared to 50.8% of sales for the prior year as the higher sales volumes leverage the fixed costs.

Included in the consolidated retail results are $0.2 million of pre-opening costs associated with three stores that will open in the fourth quarter of 2013 and $0.1 million in losses associated with a store closing sale in California. This store is being closed and subsequently moved to a smaller location with lower rent. There were no such costs incurred in the third quarter of 2012. As the Company expects to open or reposition up to 10 stores over the next 12 months, retail operating results will continue to be impacted by such costs.

The following table summarizes the changes in store count year to date through the third quarter of 2013:

	November 24,	New	Stores	Stores	August 31,
	2012	Stores	Acquired	Closed	2013

Company-owned stores	53	2	-	-	55
Licensee-owned stores	33	2	-	(1)	34

Total	86	4	-	(1)	89

“Although we are pleased to post our 12th consecutive quarter of comparable store sales increase in our corporate retail division, we were disappointed to post an operating loss that was identical to last year,” said Spilman. “Apart from the normal tepid sales environment that we experience each summer at retail, this year was especially challenging as we lay the foundation to expand our store footprint over the next 12 months and beyond. As alluded to earlier in this report, we are well on our way to implementing a new retail operating system that will enable us to run our large platform of stores more efficiently. After months of planning during 2012, we began the installation this February and had 36 of our 55 corporate stores up and running on the new system by the end of the August quarter. Although we are confident that all stores will be online by our fiscal year end in November, the process has been disruptive to the sales, administration, warehousing and delivery areas of our retail business.”

“Furthermore, we began to incur pre-opening costs related to new store expansion this quarter,” continued Spilman. “Although we opened two new stores and a replacement location earlier this year, the pace of new openings will pick up significantly over the next three to four quarters as will the pre-opening expenses that accompany these events. During this time period we plan to open six new stores and relocate an additional four stores that will replace older locations where the leases have expired. We have been encouraged by the performance of the new stores that we have brought to market over the past two years and look forward to adding to our fleet during the coming months. Likewise, we believe that the replacement stores that we are planning to open will be located in real estate that features attractive demographics and improved store economics for today’s Bassett.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 89 company- and licensee-owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 500 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third fiscal quarter of 2013, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - unaudited

(In thousands, except for per share data)

	Quarter Ended		Quarter Ended		Nine Months Ended		Nine Months Ended
	August 31, 2013		August 25, 2012		August 31, 2013		August 25, 2012
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$77,152	100.0%	$64,438	100.0%	$238,224	100.0%	$192,860	100.0%

Cost of sales	38,429	49.8%	30,620	47.5%	116,315	48.8%	91,710	47.6%

Gross profit	38,723	50.2%	33,818	52.5%	121,909	51.2%	101,150	52.4%

Selling, general and administrative expense	37,900	49.1%	33,052	51.3%	115,312	48.4%	97,515	50.6%
Restructuring and asset impairment charges	-	0.0%	-	0.0%	-	0.0%	711	0.4%
Lease exit costs	-	0.0%	-	0.0%	-	0.0%	359	0.2%
Operating income	823	1.1%	766	1.2%	6,597	2.8%	2,565	1.3%

Income from Continued Dumping & Subsidy Offset Act		0.0%	-	0.0%		0.0%	9,010	4.7%
Other loss, net	(229)	-0.3%	(315)	-0.5%	(1,026)	-0.4%	(2,239)	-1.2%
Income before income taxes	594	0.8%	451	0.7%	5,571	2.3%	9,336	4.8%

Income tax (expense) benefit	(38)	0.0%	1,920	3.0%	(2,082)	-0.9%	481	0.2%
Net income	$556	0.7%	$2,371	3.7%	$3,489	1.5%	$9,817	5.1%

Basic earnings per share	$0.05		$0.22		$0.33		$0.89

Diluted earnings per share	$0.05		$0.21		$0.32		$0.88

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	Unaudited
	August 31, 2013	November 24, 2012
Assets
Current assets
Cash and cash equivalents	$8,904	$45,566
Short-term investments	28,125	-
Accounts receivable, net	16,219	15,755
Inventories, net	58,475	57,916
Deferred income taxes, net	6,687	6,832
Other current assets	10,304	6,439
Total current assets	128,714	132,508

Property and equipment, net	60,809	56,624

Other long-term assets
Retail real estate	12,368	12,736
Deferred income taxes, net	9,565	10,485
Other	14,116	14,827
Total long-term assets	36,049	38,048
Total assets	$225,572	$227,180

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$19,048	$22,405
Accrued compensation and benefits	7,323	6,926
Customer deposits	15,040	12,253
Dividends payable	-	542
Other accrued liabilities	8,613	10,454
Total current liabilities	50,024	52,580

Long-term liabilities
Post employment benefit obligations	11,118	11,577
Real estate notes payable	2,862	3,053
Other long-term liabilities	1,972	2,690
Total long-term liabilities	15,952	17,320

Stockholders’ equity
Common stock	54,623	54,184
Retained earnings	106,067	104,319
Additional paid-in-capital	72	-
Accumulated other comprehensive loss	(1,166)	(1,223)
Total stockholders' equity	159,596	157,280
Total liabilities and stockholders’ equity	$225,572	$227,180

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Nine Months Ended	Nine Months Ended
	August 31, 2013	August 25, 2012
Operating activities:
Net income	$3,489	$9,817
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,445	3,931
Equity in undistributed income of investments and unconsolidated affiliated companies	(466)	(157)
Provision for restructuring and asset impairment charges	-	711
Non-cash portion of lease exit costs	-	359
Other than temporary impairment of investments	-	806
Deferred income taxes	1,284	(658)
Other, net	(888)	1,655
Changes in operating assets and liabilities
Accounts receivable	(656)	(316)
Inventories	(559)	(8,948)
Other current assets	(3,864)	(1,122)
Accounts payable and accrued liabilities	(2,682)	853
Net cash provided by operating activities	103	6,931

Investing activities:
Purchases of property and equipment	(9,547)	(6,858)
Proceeds from sales of property and equipment	958	17
Proceeds from sale of interest in affiliate	2,348	1,410
Proceeds from sales of investments	-	1,186
Purchases of investments	(28,125)	(1,303)
Acquisition of retail licensee store	-	(485)
Other,net	88	84
Net cash used in investing activities	(34,278)	(5,949)

Financing activities:
Repayments of real estate notes payable	(179)	(149)
Issuance of common stock	643	295
Repurchases of common stock	(759)	(5,572)
Taxes paid related to net share settlements of equity awards	(226)	-
Excess tax benefits from stock-based compensation	317	-
Cash dividends	(2,283)	(7,190)
Net cash used in financing activities	(2,487)	(12,616)
Change in cash and cash equivalents	(36,662)	(11,634)
Cash and cash equivalents - beginning of period	45,566	69,601
Cash and cash equivalents - end of period	$8,904	$57,967

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter ended	Quarter ended	Nine months ended	Nine months ended
	August 31, 2013	August 25, 2012	August 31, 2013	August 25, 2012
Net Sales
Wholesale	$52,927	$44,805	$160,820	$133,355
Retail	46,245	41,178	147,672	122,800
Inter-company elimination	(22,020)	(21,545)	(70,268)	(63,295)
Consolidated	$77,152	$64,438	$238,224	$192,860

Operating Income (Loss)
Wholesale	$2,367	$1,711	$8,218	$5,575
Retail	(1,509)	(1,503)	(1,803)	(2,437)
Inter-company elimination	(35)	558	182	497
Restructuring and asset impairment charges	-	-	-	(711)
Lease exit costs	-	-	-	(359)
Consolidated	$823	$766	$6,597	$2,565

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--unaudited

(In thousands)

	50 Comparable Stores				48 Comparable Stores
	Quarter Ended August 31, 2013		Quarter Ended August 25, 2012		Nine Months Ended August 31, 2013		Nine Months Ended August 25, 2012
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$42,528	100.0%	$40,931	100.0%	$130,338	100.0%	$118,977	100.0%

Cost of sales	21,968	51.7%	21,492	52.5%	67,832	52.0%	61,479	51.7%

Gross profit	20,560	48.3%	19,439	47.5%	62,506	48.0%	57,498	48.3%

Selling, general and administrative expense*	21,355	50.2%	20,776	50.8%	62,583	48.0%	58,559	49.2%

Income from operations	$(795)	-1.9%	$(1,337)	-3.3%	$(77)	-0.1%	$(1,061)	-0.9%

	All Other Stores				All Other Stores
	Quarter Ended August 31, 2013		Quarter Ended August 25, 2012		Nine Months Ended August 31, 2013		Nine Months Ended August 25, 2012
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$3,717	100.0%	$247	100.0%	$17,334	100.0%	$3,823	100.0%

Cost of sales	2,086	56.1%	210	85.0%	9,362	54.0%	2,399	62.8%

Gross profit	1,631	43.9%	37	15.0%	7,972	46.0%	1,424	37.2%

Selling, general and administrative expense	2,123	57.1%	203	82.2%	9,136	52.7%	2,538	66.4%
Pre-opening store costs**	222	6.0%	-	0.0%	562	3.2%	262	6.9%

Loss from operations	$(714)	-19.2%	$(166)	-67.2%	$(1,726)	-10.0%	$(1,376)	-36.0%

*	Comparable store SG&A includes retail corporate overhead and administrative costs.
**

Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possession and the store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.